Exhibit 10.20

November 11, 2009

Mr. John Sprouls

Vivendi Universal Entertainment LLLP

1000 Universal Studios Plaza

Orlando, FL 32819

Dear Mr. Sprouls:

Reference is made to the employment agreement between you and Vivendi Universal Entertainment LLLP (the “Company”) dated April 17, 2006, as amended July 25, 2008 (the “Employment Agreement”) pursuant to which you have been employed in an executive capacity. It is now our mutual intention to amend, and the parties do hereby amend, the Employment Agreement as follows:

1. The current term of the Employment Agreement will be hereby extended for a period through and including December 6, 2013.

2. Paragraph 3(e) of the Employment Agreement relating to reimbursement of reasonable and necessary business expenses shall be amended to provide that such reimbursement shall be made not later than the end of the fiscal year following the fiscal year in which such expenses is incurred, subject to and in accordance with the Company’s then prevailing policy for similarly situated employees.

3. The following Paragraph is hereby inserted into the Employment Agreement as Paragraph 3(g):

“3(g) Future Benefits. In the event of a corporate transaction requiring a change in the application to you of any GE/NBCU benefit, equity or other program(s), such changes shall be dictated by the terms and conditions of the GE/NBCU plans and the availability of successor programs.”

4. To the extent that you are entitled to receive any payments of compensation under the Employment Agreement under Paragraph 4 as a result of a termination of employment for Cause, disability or death, such payments shall paid as follows:

(i) Payment of any accrued Base Salary (as defined in the Employment Agreement) and any accrued and unpaid vacation, shall be payable in accordance with the Employment Agreement, but in no event later than thirty (30) days after the date of termination, or presentation to the Company of evidence of death or permanent disability.

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(ii) Payment of any accrued but unreimbursed expenses shall be paid in accordance with Paragraph 2 hereunder.

(iii) Unpaid amounts due under any Company benefit plan or program shall be paid in accordance with the terms and conditions of each such plan or program.

5. To the extent that any payments due you under Paragraph 4 of the Employment Agreement are subject to the Company’s right of offset, you hereby agree that any such offset permitted shall be applied against the first payments of compensation due under the Employment Agreement at least ten (10) business days after receipt by the Company of notice that the compensation that is subject to offset (“Offset Compensation”) had been paid (or, if applicable, earned) as provided in the next following sentence, and to each subsequent payment of compensation due hereunder until all Offset Compensation theretofore received (or, if applicable, earned) has been applied against the compensation payable under this Agreement. You agree to inform the Company in writing (i) within five (5) business days of agreeing to provide services for which Offset Compensation may be payable and (ii) within one (1) business day following the time at which payment of any Offset Compensation is received or earned (or, if any such Offset Compensation is not reasonably expected to be paid within thirty (30) days of when it is earned).

6. The following Paragraph is hereby inserted into the Employment Agreement as Paragraph 4(f):

“(f) Section 409A Special Rules. Notwithstanding anything else in this Paragraph 4 to the contrary,

(i) if your termination of employment does not constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”), any payment that would otherwise have been due and payable, or would have commenced to be paid, under this Paragraph 5 in connection with your separation from service shall be delayed until such time as you shall incur such a separation from service (and such separation from service shall be treated as though a termination of your employment for purposes of determining when such payments are to be made); and

(ii) if, at the date of your separation from service, you are a specified employee within the meaning of Section 409A, any payment, which constitutes “deferred compensation” under Section 409A and is payable on account of separation from service that would otherwise have been due and payable under this Paragraph 5 within six (6) months of the date of such separation from service, shall be delayed until the six (6) month anniversary of the date of such separation from service (“the “Six

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Month Delay”). The Six Month Delay shall not apply to any deferred compensation that is payable at a fixed date (including the payment of Base Salary that, as a series of separate payments, is a short-term deferral within the meaning of Section 409A, and any payment arising on account of your death).”

7. The following Paragraph 14 of the Employment Agreement is hereby inserted in the Employment Agreement.

“14. Interpretation. It is the intent of the parties that this Agreement be administered in a manner consistent with, and in compliance with, Section 409A. Accordingly, this Agreement shall be construed and interpreted, to the maximum extent possible, in a manner consistent with the requirements of such Section 409A and the regulations thereunder. If any amounts payable hereunder are paid in installments, each installment shall be considered a separate payment. Any provision of this Agreement to the contrary notwithstanding, the Company does not represent, warrant or guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will not be includible in the Executive’s federal gross income pursuant to Section 409A, nor does the Company make any other representation, warranty or guaranty to the Executive as to the tax consequences of this Agreement.”

8. All of the other provisions of the Employment Agreement, which are not modified hereunder, shall remain in full force and effect.

Please confirm your agreement to the foregoing by signing in the space provided below.

Sincerely, Vivendi Universal Entertainment LLLP

By:	/s/

AGREED AND ACCEPTED:

/s/ John Sprouls
John Sprouls

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